AMENDMENT TO PERFORMANCE SHARE UNIT AWARD AGREEMENT (ADMINISTRATIVE CORRECTION)

This Amendment No. 1 (this “Amendment”) to the Performance Share Unit Award Agreement, together with the Notice of Performance Share Unit Award and Exhibit A thereto (collectively, the “PSU Agreement”), is entered into as of Dec 23, 2025, by and between Groupon, Inc. (the “Company”) and Dušan Šenkypl (the “Participant”).

RECITALS

A.    WHEREAS, the Participant was granted a Performance Share Unit award on May 1, 2024 covering 1,393,948 PSUs pursuant to the Groupon, Inc. 2011 Incentive Plan, as amended (the “Plan”), as set forth in the PSU Agreement;

B.    WHEREAS, in August 2025, a tranche of PSUs satisfied the applicable vesting conditions under the PSU Agreement and 109,250 corresponding shares of the Company’s common stock were delivered to the Participant (the “Delivered Shares”) at a vesting price of $31.67 per share (the “August Vesting Price”);

C.    WHEREAS, due to an administrative error, the Company and the Participant mutually desire to reverse the August 2025 delivery and to re-grant the identical number of shares to the Participant with no additional vesting, service, performance, or economic benefit, solely to remedy the administrative error;

D.    WHEREAS, there is no intention on the part of the Company or the Participant to change anything about the economic value of the award or the amount of any tax liability owed by Participant;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that this Amendment is administrative in nature, does not increase the number of PSUs or shares deliverable to the Participant, does not modify the economic value of the award, and is appropriate and in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Clawback of Delivered Shares.

(a) The Participant agrees that the Delivered Shares previously issued in August 2025 shall be returned and canceled through Fidelity in a manner determined by the Company (the “Clawback”).

(b) The Participant authorizes the Company, its transfer agent, and Fidelity to take any actions necessary to effectuate the Clawback, including share cancellation and any associated administrative steps.

(c) For clarity, the Clawback is not a forfeiture for cause, performance, or service-based reasons. It is solely effectuated to correct an administrative tax election error.

2.    Administrative Re-Grant of Fully Vested Shares

(a) Upon completion of the Clawback, the Company shall grant to the Participant, effective Dec 23, 2025 (the “Re-Grant Date”), a new award under the Plan consisting of the same number of shares previously delivered (109,250 shares) and clawed back (the “Re-Granted Shares”).

(b) The Re-Granted Shares shall be treated as fully vested and not subject to any additional service conditions, stock-price hurdles, or other performance-vesting conditions.

(c) Except as expressly provided in this Amendment, the Re-Granted Shares shall be subject to the general terms of the Plan.

3.    Tax Value Fixed as of Original August Vesting Date

Notwithstanding the Re-Grant Date or any subsequent change in the Company’s stock price, the parties agree—and the Committee hereby determines—that:

•For purposes of all applicable tax reporting requirements, withholding, and compliance,
•The value of the Re-Granted Shares shall be deemed as $31.67, per share, which is to equal the fair market value of the shares on the original vesting date in August 2025,
•As if such shares had been delivered on that date.

This provision reflects the parties’ intention not to confer any additional economic value beyond that originally determined in August 2025 and not to reduce Participant’s tax liability.

4.    No Other Amendments.

Except as expressly amended by this Amendment, all terms, conditions, and provisions of the PSU Agreement shall remain unmodified and in full force and effect. No other vesting terms, definitions, rights, or obligations under the Plan or the PSU Agreement are amended.

5.    Administrative Nature; No Additional Benefits

The parties acknowledge and agree that:

•this Amendment is not a discretionary enhancement of compensation;
•it does not increase the potential economic value of the award; and
•it is executed solely to effectuate the correction of an administrative error.

6.    Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, consistent with the governing-law clause of the PSU Agreement.

7.    Counterparts; Electronic Signatures.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Execution and delivery by facsimile, .pdf, or other electronic means shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GROUPON, INC.	OPTIONEE

/s/ Jiri Ponrt	/s/ Dusan Senkypl
Name: Jiri Ponrt	Name: Dusan Senkypl
Title: Chief Operating Officer